RESTRICTED SHARE AWARD AGREEMENT
UNDER THE
WINTHROP REALTY TRUST
2007 LONG TERM INCENTIVE PLAN

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made by and between Winthrop Realty Trust (the “Company”) and Carolyn Tiffany (the “Participant”) effective February, 2013 (the “Grant Date”).

WHEREAS, the Company maintains the Winthrop Realty Trust 2007 Long Term Incentive Plan (the “Plan”), which Plan permits the grant of Restricted Shares;

WHEREAS, FUR Advisors LLC (the “Advisor”) manages the Company pursuant to the terms of that certain Third Amended and Restated Advisory Agreement by and among the Company, WRT Realty, L.P. and the Advisor dated as of February 1, 2013 (the “Advisory Agreement”);

WHEREAS, the Participant is in service with the Advisor in a position of responsibility and in that capacity performs substantial services for the benefit of the Company; and

WHEREAS, to align the Participant’s financial interests with those of the Company’s shareholders, the Board has approved this Award.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.           Award of Restricted Shares.  Pursuant to the Plan, the Company hereby awards to the Participant 33,333 Restricted Shares, subject to the restrictions and on the terms and conditions set forth in this Agreement (the “Awarded Shares”).  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Except as otherwise provided herein, capitalized terms herein will have the same meaning as defined in the Plan.

2.           Vesting of Awarded Shares.  The Awarded Shares are subject to forfeiture to the Company until they become vested in accordance with this Section 2.  While subject to forfeiture, the Awarded Shares may not be sold, pledged, assigned, otherwise encumbered or transferred in any manner, whether voluntarily or involuntarily by the operation of law.

(a)           Vesting Based on Continued Service.  100% of the Awarded Shares will become vested on December 31, 2017, provided the Participant remains in continuous service with the Advisor through that date.

(b)           Acceleration of Vesting.

i.           Change in Control.  Upon a Change in Control, any Awarded Shares that then remain subject to forfeiture will become vested, provided that the Participant remains in continuous service with the Advisor through the closing of that Change in Control.  For purposes of this Agreement, “Change in Control” means the occurrence of any of the following, in one transaction or a series of related transactions: (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities; (2) a consolidation, equity exchange, reorganization or merger of the Company resulting in the equity holders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; (3) the sale or other disposition of all or substantially all the assets of the Company; or (4) a dissolution of the Company.

ii.           Certain Terminations of the Advisory Agreement.  If the Advisory Agreement is terminated by the Company for any reason other than Cause (as defined in the Advisory Agreement with respect to the Advisor), or if the Advisory Agreement is terminated by the Advisor for Cause (as defined in the Advisory Agreement with respect to the Company), any Awarded Shares that then remain subject to forfeiture will become vested.

iii.           Cessation of Service due to Death or Disability.  Upon a cessation of the Participant’s service with the Advisor due to his or her death or Disability (within the meaning of Treas. Reg. § 1.409A-3(i)(4)(i)(A)), any Awarded Shares that then remain subject to forfeiture will become vested.

(c)           Forfeiture of Awarded Shares.

i.           Cessation of Service with Advisor.  Except as set forth in Section 2(b)(iii), upon any cessation of the Participant’s service with the Advisor (whether initiated by the Advisor, Participant or otherwise), any Awarded Shares which then remain forfeitable will immediately and automatically be forfeited to the Company and the Participant will have no further rights with respect to those shares.

For purposes of this Agreement, the Participant will be deemed to have experienced a cessation of service with the Advisor on the date that such Participant ceases to spend substantially all of his or her business time with respect to the Company.

ii.           Certain Terminations of the Advisory Agreement.  If the Company terminates the Advisory Agreement for Cause (as defined in the Advisory Agreement with respect to the Advisor), or if the Advisory Agreement is terminated by the Advisor for any reason other than Cause (as defined in the Advisory Agreement with respect to the Company), any Awarded Shares that then remain subject to forfeiture will immediately and automatically be forfeited to the Company and the Participant will have no further rights with respect to those shares.

3.           Issuance of Shares.

(a)           The Company will cause the Awarded Shares to be issued in the Participant’s name either by book-entry registration or by issuance of a stock certificate or certificates.

(b)           While the Awarded Shares remain forfeitable, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Awarded Shares.  As soon as practicable following the time that any Restricted Share becomes vested (and provided that appropriate arrangements have been made with the Company or the Advisor for the withholding or payment of any taxes that may be due with respect to such shares), the Company will cause that stop-transfer order to be removed.  The Company may also condition delivery of certificates for Awarded Shares upon receipt from the Participant of any undertakings that it may determine are appropriate to facilitate compliance with federal and state securities laws.

(c)           If any certificate is issued in respect of Awarded Shares, that certificate will be legended and held in escrow by the Company’s secretary or his or her designee.  In addition, the Participant may be required to execute and deliver to the Company a stock power with respect to those Awarded Shares.  At such time as those Awarded Shares become vested, the Company will cause a new certificate to be issued without that portion of the legend referencing the previously applicable forfeiture conditions and will cause that new certificate to be delivered to the Participant (again, provided that appropriate arrangements have been made with the Company or the Advisor for the withholding or payment of any taxes that may be due with respect to such Shares).

4.           Substitute Property. If, while any of the Awarded Shares remain subject to forfeiture, there occurs a merger, reclassification, recapitalization, stock split, stock dividend or other similar event or transaction resulting in new, substituted or additional securities being issued or delivered to the Participant by reason of the Participant’s ownership of the Awarded Shares, such securities will constitute “Awarded Shares” for all purposes of this Agreement and any certificate issued to evidence such securities will immediately be deposited with the secretary of the Company (or his or her designee) and subject to the escrow described in Section 3, above.

5.           Voting Proxy During Restricted Period.  The Participant hereby irrevocably appoints the secretary of the Company (or his or her designee) as his or her attorney and proxy, with full power of substitution and resubstitution, to exercise all voting rights with respect to the Awarded Shares while those shares remain forfeitable.

6.           Dividends.  The Participant will be entitled to receive cash dividends with respect to the Awarded Shares solely in the manner as described in this Section 6.

(a)           If a cash dividend is paid in respect of Common Shares from and after January 1, 2013, while such Awarded Shares remain subject to forfeiture the Participant will only be entitled to receive a portion of that dividend, which portion will be equal to (i) five percent, multiplied by (ii) the number of full calendar quarters that have transpired between January 1, 2013 and the applicable dividend payment date, less any required tax withholding.  The portion of any cash dividend not paid to the Participant in accordance with the preceding sentence and not required to be withheld for taxes will be paid into the escrow described below in Section 6(b).

(b)           The portion of any cash dividend subject to escrow pursuant to Section 6(a), above, will be deposited into escrow with the secretary of the Company (or his or her designee) and will be delivered to the Participant, less any required tax withholding, only if and when the Awarded Shares become vested.  If the Awarded Shares are forfeited, the contents of the escrow will revert to the Company.  Pending distribution, the assets of the escrow will be invested by the escrow agent in a money market fund or similar investment selected by the escrow agent, in his or her sole discretion, and reasonably satisfactory to the Advisor.  Gains realized or interest paid on such investments during any calendar quarter, less any required tax withholding, will be paid to the Participant within 30 days following the end of that quarter, provided the Awarded Shares were not forfeited prior to the end of that quarter.

7.           Securities Laws.  The Board may from time to time impose any conditions on the Awarded Shares as it deems necessary or advisable to ensure that the Awarded Shares are issued and sold in compliance with the requirements of any stock exchange or quotation system upon which the shares are then listed or quoted, the Securities Act of 1933 and all other applicable laws.

8.           Tax Consequences.

(a)           The Participant acknowledges that the Company has not advised the Participant regarding the tax treatment of this Award.  The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b)           If the Participant makes an election under Section 83(b) of the Code with respect to the grant of the Awarded Shares, the Participant agrees to notify the Company in writing on the day of such election.  The amount includible in the Participant’s income as a result of that election will be subject to tax withholding.  The Participant will be required to remit to the Company in cash, or make other arrangements reasonably satisfactory to the Company for the satisfaction of, such tax withholding amount; failure to do so within three business days of making the Section 83(b) election will result in forfeiture of all the Awarded Shares.

9.           No Right to Continued Service.  Without limiting the generality of Section 11 of the Plan, the grant of Awarded Shares hereunder will not confer upon the Participant any right to continue in service with the Advisor and the Company will have no obligation or liability to Participant in connection with any cessation of Participant’s service with the Advisor.

10.           The Plan.  This Award is subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, a copy of which has been provided to the Participant.  Pursuant to the Plan, the Committee is authorized to adopt rules and regulations not inconsistent with the Plan as it shall deem appropriate and proper.  All questions of interpretation and application of the Plan shall be determined by the Committee and any such determination shall be final, binding and conclusive.

11.           Consent to Electronic Delivery.  The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations).  For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail.  Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically.  The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

12.           Entire Agreement.  This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

13.           Governing Law; Waiver of Jury Trial.  This Agreement will be construed in accordance with the laws of the State of New York, without regard to the application of the principles of conflicts of laws.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agreed not to claim or plead the same.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

14.           Amendment.  This Agreement may only be amended by a writing signed by each of the parties hereto.

15.           Execution.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Restricted Share Award Agreement on the respective date below indicated.

WINTHROP REALTY TRUST

By:	/s/Michael L. Ashner
Name:	Michael L. Ashner
Title:	Chairman and Chief Executive Officer
Date:	February 1, 2013

CAROLYN TIFFANY

Signature:	/s/ Carolyn Tiffany
Date: February 1, 2013